Exhibit 99.1

Ally Financial Names Jenn LaClair Chief Financial Officer Designate with Intent to Succeed Chris Halmy

CHARLOTTE, N.C. (Dec. 12, 2017) – Ally Financial Inc. (NYSE: ALLY) today announced that Jenn LaClair will be joining the company as chief financial officer designate, effective Dec. 18, 2017, with the intent that she be appointed to succeed Ally’s chief financial officer, Chris Halmy. Halmy will retire as chief financial officer after eight years of dedicated service with Ally, effective March 1, 2018. LaClair will report to Ally’s chief executive officer, Jeffrey Brown, and be based in Charlotte, N.C.

“Since joining us in 2009, Chris has been a driving force in nearly every important and transformational initiative we’ve successfully undertaken as a company – from funding the business during the height of the financial crisis, to our initial public offering, to our efforts to grow and diversify Ally with new lines of business and offerings, he has been instrumental,” stated Brown. “Beyond his contributions from a financial perspective, Chris has served as a true champion of our culture, and a tremendous partner to me, the board and the rest of the executive team. I want to thank him for his contributions, service and leadership at Ally.”

LaClair, 46, joins Ally from PNC Financial Services Group, Inc. where she spent ten years in business and finance roles. Most recently, she served as the head of the business bank and was charged with setting strategy, driving performance and managing risk. Prior to that, she served as chief financial officer for all of PNC’s lines of business. Earlier, she consulted with McKinsey and Company where she focused on strategy, efficiency improvement and operational transformations.

“Jenn brings significant experience from the financial services industry which will be key as we accelerate our growth and evolution as a leading digital financial services company, and we are pleased to welcome her to the Ally team. Beyond her deep financial acumen is a strong cultural fit with the leadership team which will enable a seamless transition with Chris,” said Brown.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally's legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC and Equal Housing Lender), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $164.0 billion in assets as of Sep. 30, 2017. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.